Exhibit 99.1

Unity Bancorp, Inc.
64 Old Highway 22
Clinton, NJ 08809
800 618-BANK
ww.unitybank.com

NewsNewsNewsNewsNews

For Immediate Release:

April 27, 2005

News Media & Financial Analyst Contact:

Alan Bedner, EVP

Chief Financial Officer

(908) 713-4308

Unity Bancorp Announces Results of 2006 Shareholders’ Meeting

and 5% Dividend Declaration

Clinton, NJ - Unity Bancorp, Inc (NASDAQ: UNTY), parent company of Unity Bank, held its annual shareholders’ meeting today at the Grand Colonial Restaurant, Clinton, New Jersey. The Company’s shareholders elected Frank Ali, Dr. Mark S. Brody and Charles S. Loring to serve on the Board of Directors.

James A. Hughes, President and CEO of Unity Bancorp presented the Company’s performance highlights and strategic objectives while Alan J. Bedner, EVP and CFO reviewed financial performance highlights for 2005 and the first quarter of 2006.

Mr. Hughes, also announced that the Board of Directors declared a 5 percent stock dividend payable on June 30, 2006, to all shareholders of record as of June 16, 2006. “This is our fourth consecutive year of paying a 5 percent stock dividend to our loyal shareholders,” said Mr. Hughes.

Mr. Hughes announced during the Annual Meeting that Unity would be expanding its retail branch network into the Lehigh Valley area in Pennsylvania in the fourth quarter of 2006, subject to regulatory approval. In addition, Unity is committed to expanding its franchise by 1 to 3 branches per year. “Expansion of our retail network will improve the long-term value of our franchise for our shareholders’ and customers,” said Mr. Hughes.

Unity Bancorp, Inc. is a financial service organization headquartered in Clinton, New Jersey, with $628 million in assets and $534 million in deposits. Unity Bank provides financial services to retail, corporate & small business customers through its 14 retail service centers located in Hunterdon, Middlesex, Somerset, Warren and Union counties in New Jersey. For additional information about Unity visit our website at www.unitybank.com or call 800 618-BANK.

This news release contains certain forward-looking statements, either expressed or implied, which are provided to assist the reader in understanding anticipated future financial performance. These statements involve certain risks, uncertainties, estimates and assumptions made by management, which are subject to factors beyond the company’s control and could impede its ability to achieve these goals. These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, and results of regulatory exams, among other factors.